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                     August 15, 2023

       Matthew Brown
       Chief Financial Officer
       Altair Engineering Inc.
       1820 East Big Beaver Road
       Troy, MI 48083

                                                        Re: Altair Engineering
Inc.
                                                            Form 10-Q for the
Fiscal Quarter Ended March 31, 2023
                                                            Filed May 4, 2023
                                                            File No. 001-38263

       Dear Matthew Brown:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Kate Basmagian, Esq.